Exhibit 99.1

KinderCare Reports Second Quarter 2026 Financial Results

Second Quarter Highlighted by Continued Progress Across Key Growth Initiatives and Center Footprint Optimization.

Company Updates Full-Year Outlook.

Lake Oswego, Ore. (August 13, 2026) – KinderCare Learning Companies, Inc. (NYSE: KLC) (“KinderCare,” the “Company,” and “we”), a leading provider of high-quality early childhood education, today announced financial results for the second quarter ended July 4, 2026.

Second Quarter 2026 Highlights

•
Revenue of $697.5 million
•
Income from operations of $2.4 million
•
Net loss of $8.8 million and net loss per common share, diluted of $0.07

Non-GAAP financial measures

•
Adjusted EBITDA (1) of $63.0 million
•
Adjusted net income (1) of $9.9 million and adjusted net income per common share, diluted (1) of $0.08

“Throughout the second quarter, we remained focused on our mission of providing high-quality early childhood education and care while executing our long-term strategy,” said Tom Wyatt, Chairman and Chief Executive Officer of KinderCare Learning Companies. “We expanded access to our programs in growing communities, built momentum across our early childhood education and school-age offerings, and continued aligning our center footprint to better meet the evolving needs of families.”

Mr. Wyatt continued, “We're encouraged by the progress we're making and remain focused on strengthening KinderCare for the long term. That means supporting our educators, delivering high quality early education and care, and ensuring our centers are positioned to serve families where they live and work.”

Second Quarter 2026 Financial Results

Total revenue decreased $2.6 million, or 0.4%, to $697.5 million for the second quarter of 2026 as compared to $700.1 million for the second quarter of 2025.

Revenue from early childhood education centers decreased by $9.6 million, or 1.5%, for the second quarter of 2026 as compared to the second quarter of 2025. The decrease was driven from 4.0% lower enrollment, partially offset by 2.6% increase from higher tuition rates.

Revenue from before- and after-school sites increased by $7.0 million, or 13.4%, for the second quarter of 2026 as compared to the second quarter of 2025 primarily due to higher rates and opening new sites.

Income from operations was $2.4 million for the second quarter of 2026 as compared to $68.7 million for the second quarter of 2025, a decrease of $66.3 million. The decrease was driven by an increase in cost of services of $48.0 million, primarily due to Employee Retention Credits ("ERC") recognized during the second quarter of 2025, which offsets cost of services (excluding depreciation and impairment) in the comparative period, as well as increased rent, insurance, janitorial, and utilities expense, combined with an increase in marketing spend. Additionally, the decrease was attributable to a $20.7 million increase in impairment losses as a result of more centers with lower operational performance as well as center closures and early lease termination agreements executed during the second quarter of 2026. During the second quarter of 2026, the Company closed 49 early childhood education centers as part of an on-going center optimization initiative. These increases were partially offset by a decrease in selling, general, and administrative expenses of $5.6 million, driven by lower personnel costs primarily due to reduced incentive compensation and stock-based compensation expense.

Net loss was $8.8 million for the second quarter of 2026 as compared to net income of $38.6 million for the second quarter of 2025, a change of $47.4 million. The change was primarily driven by the loss from operations noted above, partially offset by a $16.3 million decrease in income taxes, resulting from an income tax benefit in the second quarter of 2026 compared to income tax expense in the comparative period. Net loss per common share, diluted was $0.07 for the second quarter of 2026 compared to net income per common share, diluted of $0.33 for the second quarter of 2025.

For the second quarter of 2026, adjusted EBITDA (1) decreased $19.4 million, or 23.6%, to $63.0 million, and adjusted net income (1) decreased $16.1 million, to $9.9 million, from the second quarter of 2025. Adjusted net income per common share, diluted (1) was $0.08 for the second quarter of 2026 compared to $0.22 for the second quarter of 2025.

As of July 4, 2026, the Company operated 1,567 early childhood education centers and 1,128 before- and after-school sites.

Balance Sheet and Liquidity

As of July 4, 2026, the Company had $173.7 million of cash and cash equivalents and $187.7 million of available borrowing capacity under the revolving credit facility, after giving effect to the outstanding letters of credit of $74.8 million.

During the six months ended July 4, 2026, the Company generated $104.5 million in cash provided by operating activities and made net investments totaling $58.5 million, primarily from purchases of property and equipment. Additionally, during the six months ended July 4, 2026, the Company utilized $5.6 million in cash for financing activities.

2026 Outlook

Based on current trends and outlook, the Company is updating its guidance ranges for the full year 2026. Revenue is now expected to be approximately $2.66 billion to $2.70 billion and adjusted EBITDA is expected to be approximately $200 million to $220 million (2). Adjusted net income per common share, diluted is expected to be approximately $0.05 to $0.15 (2). The Company will provide additional details on its outlook during its earnings conference call.

Conference Call and Webcast

Management will host a conference call today at 5:00 pm ET to discuss the financial results for the second quarter of 2026. The conference call will be webcast live via the Company's investor relations website at https://investors.kindercare.com. A replay of the webcast will be made available on the same investor relations website shortly after the event concludes.

Interested parties may also access the conference call live over the phone by dialing 1-833-461-5787 (Toll-free) or 1-585-542-9983 (Toll) and referencing conference ID 681 245 687. Participants are asked to dial in a few minutes prior to the call to register.

A supplemental presentation of second quarter results will be available at https://investors.kindercare.com.

Footnote References

(1)
Adjusted EBITDA, adjusted net income, and adjusted net income per common share are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the comparable GAAP measures are included in the tables at the end of this press release.
(2)
Future period non-GAAP outlook, including adjusted EBITDA and adjusted net income per common share, diluted, includes adjustments for items not indicative of our core operations, which may include, without limitation, items described in the below section titled “Use of Non-GAAP Financial Measures” and in the accompanying tables. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as nonrecurring, unusual, or unanticipated charges, expenses or gains, or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP outlook to the most comparable GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release and on the related teleconference that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements. These statements include, but are not limited to, statements about the Company’s expectations or guidance regarding, among other things, future enrollment trends, the impact of occupancy initiatives on future performance, future government support for childcare (including the timing or amount of future grants, reimbursement or other forms of government assistance); future business plans, objectives or initiatives; the Company’s future financial position; future financial outlook and performance; general economic and industry trends; future operating results; and working capital and liquidity and other statements that are not statements of historical facts. When used in this press release and on the related teleconference, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “vision,” or “should,” or the negative thereof or other variations thereon or comparable terminology. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to attract and retain families in our centers, schools and programs, and to attract and retain employers that contract with us for family care benefits for their workforce; our ability to address changes in the demand for child care and workplace solutions; our ability to adjust to shifts in workforce demographics, economic conditions, office environments and unemployment rates; our business may be affected by delays, disruptions or reductions in federally funded childcare subsidies or tuition reimbursements or from reductions in certain federal, state and local government programs; our ability to hire and retain qualified teachers, management, employees, and maintain strong employee engagement; the impact of public health crises on our business, financial condition and results of operations; the negative impact of impairment of goodwill, other intangible assets or long-lived assets on our current and potentially future results of operations; our ability to address adverse publicity; our ability to acquire additional capital; risks associated with acquired centers; our substantial indebtedness could adversely affect our business; our reliance on our subsidiaries; our ability to protect our intellectual property rights; our ability to protect our information technology and that of our third-party service providers; our ability to manage the costs and liabilities of collecting, using, storing, disclosing, transferring and processing personal information; our expectations regarding the effects of existing and developing laws and regulations, litigation and regulatory proceedings; our ability to maintain adequate insurance coverage; the fluctuation in our stock price; we have a material weakness in our internal control over financial reporting; the occurrence of natural disasters, environmental contamination or other highly disruptive events; the interests of Partners Group, a controlling stockholder, may conflict with the interests of our other stockholders; and other risks and uncertainties set forth under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended January 3, 2026 and in our other filings with the SEC. The Company does not undertake any obligation to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based, except as otherwise required by law.

Use of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including EBIT, EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per common share. Tables showing the reconciliation of these non-GAAP financial measures to the comparable GAAP measures are included at the end of this release. Management believes these non-GAAP financial measures are useful in evaluating the Company’s operating performance, and may be helpful to securities analysts, institutional investors and other interested parties in understanding the Company’s operating performance. Management also uses these non-GAAP financial measures for budgeting and compensation purposes.

Investors are cautioned against placing undue reliance on non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures, such as net (loss) income or net (loss) income per common share. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

About KinderCare Learning Companies™

KinderCare Learning Companies, Inc. (NYSE: KLC) is a leading private provider of early childhood and school-age education and care, KinderCare builds confidence for life in children and families from all backgrounds. KinderCare supports hardworking families in 42 states and the District of Columbia with differentiated flexible child care solutions:

•
In neighborhoods, with KinderCare® Learning Centers that offer early learning programs for children six weeks to 12 years old;
•
Crème School®, which offers a premium early education experience using a variety of enrichment classrooms; and
•
In local schools, with Champions® before and after-school programs.

KinderCare partners with employers nationwide to address the child care needs of today’s dynamic workforce. We provide customized family care benefits for organizations, including care for young children on or near the site where their parents work, tuition benefits, and backup care where KinderCare programs are located. Headquartered in Lake Oswego, Oregon, KinderCare operates more than 2,600 early learning centers and sites.

Contacts:

Investors
Investor Relations
investors@kindercare.com

Media
Media Relations
media@kindercare.com

Source: KinderCare

KinderCare Learning Companies, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	July 4, 2026	January 3, 2026
Assets
Current assets:
Cash and cash equivalents	$173,706	$133,205
Accounts receivable, net	114,312	118,523
Prepaid expenses and other current assets	54,038	106,291
Total current assets	342,056	358,019
Property and equipment, net	391,559	417,789
Goodwill	692,405	964,829
Intangible assets, net	416,774	420,922
Operating lease right-of-use assets	1,474,434	1,500,786
Other assets	86,339	85,545
Total assets	$3,403,567	$3,747,890
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$174,793	$163,312
Current portion of long-term debt	9,620	9,620
Operating lease liabilities—current	162,938	146,594
Deferred revenue	54,875	49,577
Other current liabilities	56,893	115,762
Total current liabilities	459,119	484,865
Long-term debt, net	916,097	917,925
Operating lease liabilities—long-term	1,421,301	1,447,524
Deferred income taxes, net	34,585	35,454
Other long-term liabilities	106,278	106,860
Total liabilities	2,937,380	2,992,628
Total shareholders' equity	466,187	755,262
Total liabilities and shareholders' equity	$3,403,567	$3,747,890

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Three Months Ended
	July 4, 2026		June 28, 2025
Revenue	$697,522		$700,110
Costs and expenses:
Cost of services (excluding depreciation and impairment)	567,434	81.3%	519,477	74.2%
Depreciation and amortization	31,699	4.5%	31,074	4.4%
Selling, general, and administrative expenses	73,068	10.5%	78,648	11.2%
Impairment losses	22,923	3.3%	2,235	0.3%
Total costs and expenses	695,124	99.7%	631,434	90.2%
Income from operations	2,398	0.3%	68,676	9.8%
Interest expense	18,255	2.6%	20,073	2.9%
Interest income	(970)	(0.1%)	(1,424)	(0.2%)
Other income, net	(4,342)	(0.6%)	(3,049)	(0.4%)
(Loss) income before income taxes	(10,545)	(1.5%)	53,076	7.6%
Income tax (benefit) expense	(1,775)	(0.3%)	14,488	2.1%
Net (loss) income	$(8,770)	(1.3%)	$38,588	5.5%
Net (loss) income per common share:
Basic	$(0.07)		$0.33
Diluted	$(0.07)		$0.33
Weighted average number of common shares outstanding:
Basic	118,798		118,309
Diluted	118,798		118,371

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data and percentages)

	Six Months Ended
	July 4, 2026		June 28, 2025
Revenue	$1,370,044		$1,368,354
Costs and expenses:
Cost of services (excluding depreciation and impairment)	1,118,357	81.6%	1,035,665	75.7%
Depreciation and amortization	62,776	4.6%	61,051	4.5%
Selling, general, and administrative expenses	144,197	10.5%	150,375	11.0%
Impairment losses	314,398	22.9%	3,745	0.3%
Total costs and expenses	1,639,728	119.7%	1,250,836	91.4%
(Loss) income from operations	(269,684)	(19.7%)	117,518	8.6%
Interest expense	36,475	2.7%	40,181	2.9%
Interest income	(1,812)	(0.1%)	(2,083)	(0.2%)
Other income, net	(3,435)	(0.3%)	(2,651)	(0.2%)
(Loss) income before income taxes	(300,912)	(22.0%)	82,071	6.0%
Income tax (benefit) expense	(2,310)	(0.2%)	22,326	1.6%
Net (loss) income	$(298,602)	(21.8%)	$59,745	4.4%
Net (loss) income per common share:
Basic	$(2.52)		$0.51
Diluted	$(2.52)		$0.50
Weighted average number of common shares outstanding:
Basic	118,648		118,274
Diluted	118,648		118,346

KinderCare Learning Companies, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended
	July 4, 2026	June 28, 2025
Operating activities:
Net (loss) income	$(298,602)	$59,745
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	62,776	61,051
Impairment losses	314,398	3,745
Change in deferred taxes	(2,781)	(1,963)
Amortization of debt issuance costs	2,982	3,189
Stock-based compensation	4,171	7,309
Realized and unrealized losses from investments held in deferred compensation asset trusts	(2,354)	(1,978)
Gain on disposal of property and equipment	—	(97)
Changes in assets and liabilities, net of effects of acquisitions	23,892	2,489
Cash provided by operating activities	104,482	133,490
Investing activities:
Purchases of property and equipment	(58,005)	(57,735)
Payments for acquisitions, net of cash acquired	(995)	(14,560)
Proceeds from the disposal of property and equipment	—	169
Investments in deferred compensation asset trusts	(3,537)	(3,667)
Proceeds from deferred compensation asset trust redemptions	4,070	3,603
Cash used in investing activities	(58,467)	(72,190)
Financing activities:
Payments of deferred offering costs	—	(275)
Principal payments of long-term debt	(4,810)	(2,417)
Payments of debt issuance costs	—	(269)
Repayments of promissory notes	(149)	(165)
Payments of financing lease obligations	(511)	(689)
Tax payments related to net settlement of restricted stock units	(138)	(786)
Cash used in financing activities	(5,608)	(4,601)
Net change in cash, cash equivalents, and restricted cash	40,407	56,699
Cash, cash equivalents, and restricted cash at beginning of period	133,299	62,430
Cash, cash equivalents, and restricted cash at end of period	$173,706	$119,129

KinderCare Learning Companies, Inc.

Consolidated Non-GAAP Measures (Unaudited)

(In thousands, except per share data)

The following table shows EBIT, EBITDA, and adjusted EBITDA for the periods presented, and the reconciliation to its most comparable GAAP measure, net (loss) income, for the periods presented:

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net (loss) income	$(8,770)	$38,588	$(298,602)	$59,745
Add back:
Interest expense	18,255	20,073	36,475	40,181
Interest income	(970)	(1,424)	(1,812)	(2,083)
Income tax (benefit) expense	(1,775)	14,488	(2,310)	22,326
EBIT	$6,740	$71,725	$(266,249)	$120,169
Add back:
Depreciation and amortization	31,699	31,074	62,776	61,051
EBITDA	$38,439	$102,799	$(203,473)	$181,220
Add back:
Impairment losses (1)	22,923	2,235	314,398	3,745
Stock-based compensation (2)	1,663	3,461	4,171	7,534
COVID-19 Related Stimulus, net (3)	—	(26,050)	—	(26,713)
Other costs (4)	—	—	—	210
Adjusted EBITDA	$63,025	$82,445	$115,096	$165,996

The following table shows adjusted net income and adjusted net income per common share for the periods presented and the reconciliation to the most comparable GAAP measure, net (loss) income and net (loss) income per common share, respectively, for the periods presented:

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2026	2025	2026	2025
Net (loss) income	$(8,770)	$38,588	$(298,602)	$59,745
Income tax (benefit) expense	(1,775)	14,488	(2,310)	22,326
Net (loss) income before income tax	$(10,545)	$53,076	$(300,912)	$82,071
Add back:
Amortization of intangible assets	2,074	2,309	4,148	4,618
Impairment losses (1)	22,923	2,235	314,398	3,745
Stock-based compensation (2)	1,663	3,461	4,171	7,534
COVID-19 Related Stimulus, net (3)	—	(26,050)	—	(26,713)
Other costs (4)	—	—	—	210
Adjusted income before income tax	16,115	35,031	21,805	71,465
Adjusted income tax expense (5)	6,222	9,042	7,691	18,445
Adjusted net income	$9,893	$25,989	$14,114	$53,020
Net (loss) income per common share:
Basic	$(0.07)	$0.33	$(2.52)	$0.51
Diluted	$(0.07)	$0.33	$(2.52)	$0.50
Adjusted net income per common share:
Basic	$0.08	$0.22	$0.12	$0.45
Diluted	$0.08	$0.22	$0.12	$0.45
Weighted average number of common shares outstanding:
Basic	118,798	118,309	118,648	118,274
Diluted	118,798	118,371	118,648	118,346

Explanation of add backs:

(1)
Represents impairment charges for goodwill and long-lived assets. Goodwill impairment recognized during the six months ended July 4, 2026 of $273.5 million was driven by the further deterioration in our market capitalization from a continued decline in our stock price during the first quarter of 2026. Impairments of long-lived assets for the periods presented was a result of reduced operating performance at certain centers due to the impact of changing demographics in certain locations in which we operate and current macroeconomic conditions on our overall operations, as well as centers closed or identified for closure and early lease terminations executed.
(2)
Represents non-cash stock based compensation expense in accordance with Accounting Standards Codification (“ASC”) 718, Compensation: Stock Compensation.
(3)
Includes expense reimbursements and revenue arising from the COVID-19 pandemic, net of pass-through expenses incurred as a result of certain grant requirements. During both the three and six months ended June 28, 2025, we recognized $30.1 million of Employee Retention Credits ("ERC") offsetting cost of services (excluding depreciation and impairment) as well as $2.1 million in professional fees in selling, general, and administrative expenses as a result of calculating and filing for ERC. COVID-19 Related Stimulus is net of pass-through expenses incurred as stipulated within certain grants of $1.9 million during both the three and six months ended June 28, 2025. Additionally, we recognized $0.7 million during the six months ended June 28, 2025 in funding for reimbursement of center operating expenses in cost of services (excluding depreciation and impairment).
(4)
For the six months ended June 28, 2025, other costs include $0.2 million in costs related to our IPO. These costs represent items management believes are not indicative of core operating performance.
(5)
Includes the tax effect of the non-GAAP adjustments, calculated using the appropriate federal and state statutory tax rate and the applicable tax treatment for each adjustment. The non-GAAP tax rate was 38.6% and 35.3% for the three and six months ended July 4, 2026, respectively, and 25.8% for both the three and six months ended June 28, 2025. Our statutory rate is re-evaluated at least annually.